Fushi International, Inc. Reports 2006 Fourth Quarter
and Full Year Financial Results

Management Provides 2007 Guidance of $22.8 million in Net Income and EPS of $1.00

Dalian, China, March 29, 2007----Fushi International, Inc., (OTCBB: FSIN), a low-cost, emerging Chinese manufacturer of bimetallic wire used in a variety of communication, transmission and other electrical products, today announced financial results for the fourth quarter and year ending December 31, 2006.

2006 Key Financial Indicators
(All numbers in thousands, except per-share amounts in USD)

	2006	2005	Percent Change
Net Sales	$67,596	$33,709	100.5%
Cost of goods sold	$42,782	$21,400	99.9%
Gross Profit	$24,814	$12,309	101.6%
Total Operating Expenses	$4,428	$2,347	88.7%
Operating Income	$20,386	$9,963	104.6%
GAAP Net Income	$17,810	$7,799	128.4%
Pro forma Net Income*	$19,289	$7,799	147.3%
Fully Diluted Earnings Per Share	$0.84	$0.50	67.8%
Pro forma Earnings Per Share*	$0.90	$0.50	81.7%

(*) Pro forma Earnings per Share and Net Income and Earnings Per Share exclude a $1.5 million non-cash penalty fee associated with liquidated damages paid in common stock as a result of a delay in effective date of our registration statement for the resale of shares sold in the Company’s December 2005 private placement.

Fourth Quarter Financial Results (unaudited)

For the quarter ended December 31, 2006, the Company reported revenue of $21.7 million, an increase of 38.9 percent from the $15.6 million reported during the same period in 2005. Reported revenues are net of the VAT (or Value Added Tax) of approximately 17.0 percent payable in China. The increase was primarily attributable to increases in average selling prices and sales volume growth compared to last year. Reported capacity utilization at the end of the fourth quarter was approximately 97.5 percent, but due to combining three-shift work days, actual capacity utilization was higher. The Company sold a total of 3,549 tons of bimetallic products during the quarter and continued to further diversify its customer concentration.

Cost of goods sold for the quarter ended December 31, 2006 increased by 27.9 percent to $14.3 million, resulting from an increase in the purchasing costs of raw materials, specifically copper and aluminum, and incremental costs associated with higher production volumes. Raw materials accounted for 89 percent of the total cost of goods sold. Gross profit for the fourth quarter was $7.4 million, up 66.3 percent from the fourth quarter of 2005. Gross margins for the fourth quarter of 2006 were 34.1 percent compared to 28.5 percent in the prior year, resulting from more effective capacity utilization and a sales mix including higher margin fine wire, which was not in production during 2005.

Operating expenses were $1.8 million in the fourth quarter of 2006, representing a slight increase from the same quarter last year, as a result of the aforementioned higher raw material costs. Operating income increased 49.6 percent to $5.6 million for the fourth quarter, and also increased as a percentage of net sales. Operating margins increased to 26.0 percent from 24.1 percent in the comparable quarter last year.

“The fourth quarter was representative of our accomplishments for the full year and exhibited strong year over year growth in both revenues and earnings. We maintained strong capacity utilization, continued to diversify both our product and customer mix and began preparation for a significant expansion in our manufacturing facility planned for 2007,” stated Mr. Chris Wang, CFO of Fushi International. “While we experienced extreme volatility in copper prices, our key cost component, gross margins returned to historical norms during the fourth quarter, which further benefited net income. We are well-positioned to capitalize on the strong secular growth drivers in place, including further adoption of bimettallic wire for growing infrastructure applications, as well as new end markets.”

During the fourth quarter the Company did not pay income taxes due to its operating subsidiary, Fushi International (Dalian) Bimetallic Cable Co., Ltd., becoming a wholly owned foreign enterprise. In addition, the Dalian Fushi subsidiary enjoys an exemption by being recognized in the special economic region of Dalian as a high tech enterprise within China. Net income for the fourth quarter increased 86.7 percent to $5.4 million, or $0.25 per fully diluted share compared to net income of $2.9 million, or $0.18 per fully diluted share in the comparable quarter last year. During the fourth quarter of 2006, the Company had outstanding a weighted average of 21.3 million fully diluted shares, as compared to 15.5 million in the same period one year ago.

2006 Full Year Results (audited)

For the year ended December 31, 2006, revenues increased 100.5 percent to $67.6 million from $33.7 million in 2005, driven by higher selling prices, increased sales volume, increased capacity utilization and an improvement in our product mix to higher-margin wire. In addition, the Company continued to further diversify its customer base, a stated management goal, where the top six customers represented 34% of revenues compared to five customers representing 41% for 2005. Revenues in 2006 were generated from a total of 93 customers located in more than 8 provinces throughout China. Additionally, end-user applications have increased significantly year-over-year from new markets such as electromagnet wire, winding wire, shielding wire, as well as distribution and coils.

The table below summarizes key metrics impacting annual revenues.

	CY2006	CY2005	CY2004
Avg. Selling Price ($/ton)	5,777	4,156	3,523
Sales Volume (tons)	11,701	8,111	4,446
- Co-Axial Cable	6,798	6,100
- Electromagnetic Wire	1,917	23
- Shielding Wire	2,986	1,988
Avg. # of Production lines	20	14	8
Capacity (tons/2-shifts)	12000	8400	4800
Utilization	97.5%	96.6%	92.6%

Cost of goods sold increased 100 percent to $42.8 million primarily as a result of higher raw material prices and increased production volume. 89 percent of this expense was directly related to copper and aluminum raw material costs. Gross profit increased 101.6 percent to $24.8 million resulting in gross margins of 36.7 percent as compared to 36.5 percent last year, despite higher raw material costs on a year over year basis.

Operating expenses increased 88.7 percent to $4.4 million. Operating income for the period totaled $20.4 million, a 104.6 percent increase from 2005, while operating margins were 30.2 percent compared to 29.6 percent in the year ago period. Interest expense increased slightly to $1.1 million. In addition, the Company incurred a $1.5 million non-cash charge associated with a registration rights penalty payable in common stock taken during the third quarter. The company made a tax provision of $400,000 for the 2006 year.

Net income increased 128.4 percent to $17.8 million as net margins increased by 320 basis points to 26.3 percent with respective weighted average fully diluted earnings per share of $0.84, based on 21.3 million shares compared to $7.8 million in net income and $0.50 in the year ago period, based on 15.7 million shares. Excluding a $1.5 million one time non-cash penalty fee relating to our December 14, 2005 stock purchase agreement, pro forma net income was $19.3 million with pro forma earnings per share of $0.90 per weighted average diluted share. Pro forma net income and pro forma earnings per share are non-GAAP measures. See the “GAAP Note” Below.

The Company reported a cash balance on December 31, 2006 of $20.5 million, which increased $14.3 million from December 31, 2005 and benefited from positive net income and improved working capital management during the year. Accounts receivable were $7.0 million at the end of the year representing only a 13.6 percent increase from December 31, 2005, despite a 100 percent increase in net sales. During 2006, the Company’s top five and ten customers accounted for 42.3 and 73.3 percent of the accounts receivable balance respectively. Inventory decreased 3.0 percent to $7.4 million from the end of 2005. The current ratio at the end of the fourth quarter was 1.87 to 1 and the Company had working capital of $18.1 million compared to $10.1 million on December 31, 2005. Cash generated from operations during 2006 was $13.3 million, while cash utilized predominantly for capital expenditures totaled $13.0 million. Total debt on December 31, 2006 was $26.7 million, including a $3.9 million interest free loan from the Chairman.

“We are very pleased with our 2006 results as the Company executed successfully on its key growth initiatives and established a solid platform for further expansion. We increased revenues from our fine wire product line, added new customers utilizing new applications for our bimetallic products, while optimizing our overall production capacity.”

“We ended the year with a total of 20 regular and coaxial production lines, up from an average of 14 during 2005, which enabled the Company to capture incremental market share during 2006. We estimate Fushi currently controls approximately 17 percent of the domestic market, making us the largest domestic bimetallic producer based in China. We also strengthened our balance sheet through further improvements in working capital management. In January, the Company completed a $60 million senior and convertible debenture financing which will provide the necessary capital for us to significantly expand our production capabilities during 2007, while further improving our working capital position to optimize output and meet increased customer demand,” stated Mr. Li Fu, the Chairman and Chief Executive Officer of Fushi International.

2007 Guidance

Supported by our recent $60 million financing, the Company has initiated a significant facility expansion with plans to more than double 2006 capacity by the end of 2007 through the addition of both coaxial and fine-wire bimetallic production lines. Specifically, we anticipate having forty to fifty regular CCA production lines by the end of 2007 with 24,000 to 30,000 tons of annual capacity. Management believes it will be able to produce and sell approximately 50 percent more bimetallic wire in 2007 than in 2006, which would equate to approximately 17,500 tons. As part of our recent financing, the Company entered into a Note purchase agreement with Citadel, in which we committed to net-income thresholds designed to help prevent a future reset of the conversion price of our debentures into equity. For the second, third and fourth quarters of calendar 2007, this equates to a minimum of $5 million in reported net income per quarter. The Company is providing guidance of at least $22.8 million in net income for 2007, which would equate to a $1.00 in diluted earnings per share and represent approximately a 20 percent increase over 2006. Management will provide further details on this expansion during its conference call.

About Fushi International:

Fushi International is engaged, through its directly wholly-owned operating subsidiary Fushi International (Dalian) Bimetallic Cable Co., Ltd., in the manufacture and sale of bimetallic composite wire products, principally copper clad aluminum wires ("CCA") and copper clad aluminum magnesium ("CCA-M"). CCA, which is the company's core product, combines the conductivity and corrosion resistance of copper with the light weight and relatively low cost of aluminum. It is a cost effective substitute for single copper wire in a wide variety of applications such as coaxial cable for cable television (CATV), signal transmission lines for telecommunication networks, distribution lines for electricity, wire components for electronic instruments and devices, utilities wire, building wire and other industrial wires, and various video and data applications. Since our inception in 2002, the Company has grown to become a leading manufacturer of bimetallic products for the China market.

For more information on Fushi, visit their website: http://www.fushiinternational.com/

Industry Information

During the years 2004 - 2006, the China market experienced substantial growth in the use of bimetallic composite wiring as a substitute to solid copper in an expanding base of applications. Rising copper prices and the massive build out of infrastructure have been the principal drivers of industry wide growth in China. According to an industry report by Research in China, the Chinese bimetallic market is estimated to have grown from approximately 10,000 tons of industry-wide sales in 2004 to 30,000 tons in 2005 and 70,000 tons in 2006, representing compound annual growth rate, or CAGR, of 91.3%, and is expected to continue the growth at similar rates for 2007 and 2008. At the present time, bimetallic wire accounts for an insignificant 1.5% of the copper replacement market. It is projected that by 2011, it could account for as much as 20% of the market.

Conference Call

Management will host a conference call at 4:30 p.m. EDT on Thursday, March 29th. Interested participants should call 877-715-5318 when calling within the United States or 973-582-2852 when calling internationally. There will be a playback available until 11:59 p.m. eastern time April 5, 2007. To listen to the playback, please call 877-519-4471 when calling within the United States or 973-341-3080 when calling internationally. Please use pass code 8606701 for the replay. In addition, this call is being webcast by ViaVid Broadcasting and can be accessed by clicking on this link http://viavid.net/dce.aspx?sid=00003D02 or at ViaVid's website at www.viavid.net. The webcast can be accessed through April 29, 2007.

Safe Harbor Statement:

This press release contains forward-looking statements concerning Fushi International, Inc.’s business and products. The actual results may differ materially depending on a number of risk factors including, but not limited to, the following: general economic and business conditions, development, shipment, market acceptance, additional competition from existing and new competitors, changes in technology, and various other factors beyond its control. All forward-looking statements are expressly qualified in their entirety by this Cautionary Statement and the risks factors detailed in the Company's reports filed with the Securities and Exchange Commission. Fushi International, Inc. undertakes no duty to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.

GAAP note: This press release includes pro forma diluted earnings per share , a financial measure that is not calculated in accordance with generally accepted accounting principles (GAAP) because it excludes certain non-cash costs. Management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our performance that enhances management's and investors' ability to evaluate the Company's income per share and to compare it with historical income per share. For more information on our pro forma diluted earnings per shares, see the note to the “2006 Key Financial Indicators” table appearing at the beginning of this press release.

The financial information stated above and in the tables below has been abstracted from the Company’s Form 10-K for the year ended December 31, 2006 filed with the Securities and Exchange Commission and should be read in conjunction with the information provided therein.

# # #

- FINANCIAL TABLES TO FOLLOW -

FUSHI INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET
AS OF DECEMBER 31, 2006

A S S E T S
CURRENT ASSETS:
Cash	$20,493,551
Accounts receivable, trade	7,042,408
Inventories	7,403,116
Other receivables and prepaid expenses	497,380
Advances to suppliers	3,390,917
Total current assets	38,827,372

PLANT AND EQUIPMENT, net	47,256,475

OTHER ASSETS:
Advances to suppliers, noncurrent	4,559,357
Intangible asset, net	5,518,931
Total other assets	10,078,288

Total assets	$96,162,135

L I A B I L I T I E S A N D S H A R E H O L D E R S' E Q U I T Y
CURRENT LIABILITIES:
Accounts payable, trade	$1,055,684
Liquidated damage payable	1,466,250
Short term bank loans	12,504,135
Other payables and accrued liabilities	321,276
Customer deposits	531,065
Taxes payable	982,345
Loan from shareholder	3,911,256
Total current liabilities	20,772,011

LONG TERM LIABILITIES:
Long term debts	10,256,000

Total liabilities	31,028,011

SHAREHOLDERS' EQUITY:
Common stock,$0.006 par value, 100,000,000 shares authorized, 20,046,162 shares issued and outstanding	120,277
Additional paid in capital	29,364,955
Statutory reserves	4,452,467
Retained earnings	28,496,702
Accumulated other comprehensive income	2,699,723
Total shareholders' equity	65,134,124

Total liabilities and shareholders' equity	$96,162,135

See report of independent registered public accounting firm.
The company notes are an integral part of this statement.

FUSHI INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME AND
OTHER COMPREHENSIVE INCOME
FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005

	2006	2005
		(Restated)

REVENUES	$67,595,774	$33,709,428

COST OF GOODS SOLD	42,781,669	21,400,248

GROSS PROFIT	24,814,105	12,309,180

OPERATING EXPENSE
Selling expenses	613,119	317,324
General and administrative expenses	3,815,380	2,029,239
Total operating expense	4,428,499	2,346,563

INCOME FROM OPERATIONS	20,385,606	9,962,617

OTHER INCOME (EXPENSE)
Interest income	73,949	95,766
Interest expense	(1,072,769)	(1,033,861)
Other income	322,817	191,871
Other expense	(22,632)	(15,177)
Liquidated damage expense	(1,478,520)
Total other (expense), net	(2,177,155)	(761,401)

INCOME BEFORE INCOME TAXES	18,208,451	9,201,216

PROVISION FOR INCOME TAXES	398,425	1,402,235

NET INCOME	17,810,026	7,798,981

OTHER COMPREHENSIVE INCOME
Foreign currency translation adjustment	1,923,828	775,895

COMPREHENSIVE INCOME	$19,733,854	$8,574,876

NET INCOME PER SHARE-BASIC	$0.89	$2,015.76

BASIC WEIGHTED AVERAGE NUMBER OF SHARES	19,933,193	3,869

NET INCOME PER SHARE-DILUTED	$0.84	$0.50

DILUTED WEIGHTED AVERAGE NUMBER OF SHARES	21,276,263	15,689,053

See report of independent registered public accounting firm.
The company notes are an integral part of this statement.

FUSHI INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005

	2006	2005
		(Restated)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$17,810,026	$7,798,981
Adjustments to reconcile net income to cash provided by (used in) operating activities:
Depreciation	2,208,924	1,779,898
Amortization	223,800	207,489
Change in operating assets and liabilities:
(Increase) decrease in assets:
Accounts receivable	(616,477)	(4,334,780)
Inventories	478,455	(5,451,667)
Other receivables	726	(820,169)
Increase (decrease) in liabilities:
Accounts payable	(1,747,265)	1,130,246
Other payables and accrued liabilities	(360,312)	40,327
Customer deposits	404,906	112,189
Other taxes payable	(2,959,284)	1,208,536
Income taxes payable	(2,132,806)	1,401,898
Net cash provided by operating activities	13,310,693	3,072,948

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(8,493,919)	(6,913,780)
Advances for purchase of equipment	(4,465,823)
Net cash (used in) investing activities	(12,959,742)	(6,913,780)

CASH FLOWS FROM FINANCING ACTIVITIES:
Loan from shareholder	4,450,000
Advance to shareholder	(532,379)	(108,958)
Due to related companies	3,367,897	(46,175)
Due from related companies		(2,902,669)
Proceeds from bank loans	24,365,120	16,927,470
Payments on bank loans	(19,714,490)	(16,499,700)
Net proceeds from stock issuance in private placement		9,930,412
Exercise of stock warrants	248,729
Proceeds from (Fees paid for) recapitalization	(77,500)	471
Additional paid-in capital		26,157
Net cash provided by financing activities	12,107,377	7,327,008

EFFECT OF EXCHANGE RATE ON CASH	1,868,336	68,427

INCREASE IN CASH	14,326,665	3,554,604

CASH, beginning of year	6,166,886	2,612,282

CASH, end of year	$20,493,551	$6,166,886

See report of independent registered public accounting firm.
The company notes are an integral part of this statement.